Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2017

FIRST QUARTER OPERATING RESULTS

LENEXA, Kansas May 15, 2017) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the first quarter of 2017. An investor conference call is scheduled for 11:15 a.m. EDT on May 15, 2017 (see details below).

Highlights for Quarter Ended March 31, 2017

●	Total revenue increased 18.7% to approximately $5.23 million in the first quarter 2017, compared with approximately $4.4 million in the quarter ended March 31, 2016. This increase was primarily due to the large commercial order received in the first quarter 2017 from American Medical Response (“AMR”) for DVM-250 event recorders with FleetVU and asset tracking service. The AMR contract was for 1,550 DVM-250 systems as well as FleetVU manager cloud storage and system implementation, most of which were delivered in first quarter 2017 and had a positive impact on revenues. Recurring service revenues will start in second quarter 2017.

●	On a sequential basis, total revenue increased 51.8% to approximately $5.23 million in the first quarter 2017, compared with approximately $3.45 million in the quarter ended December 31, 2016.

●	Gross profit margin improved to 43.5% of total revenue in the first quarter 2017, compared with 42.1% in the year-earlier quarter.

●	On a sequential basis, gross margin improved to 43.5% of total revenue in the first quarter 2017, compared with 4.3% in the quarter ended December 31, 2016.

●	During the first quarter of 2017 we shipped more than 1,800 units of our mirror based products, including shipments to law enforcement and commercial customers. This represents our highest number of mirror based units shipped during any quarter since 2010. This demonstrates the traction in our commercial DVM-250 business, as well as our DVM-800 and DVM-800 HD products.

●	Service and other revenues increased 71% during the three months ended March 31, 2017 compared with the year-earlier quarter. We have recently introduced several new cloud-based and other recurring service offerings to our product suite, including our revamped VuVault.com cloud storage service to law enforcement customers and the FleetVU Manager, our driver management, training and asset tracking cloud systems for non-law enforcement customers. Our FleetVu Manager users are able to manage and monitor their fleet drivers using their own customized and defined feedback parameters, such as speed, hard braking, geo-fencing and erratic turns, all of which are automatically uploaded to FleetVuManager.com without having to manually sort through hours of recorded video events. These recurring revenue services generate more predictable and stable revenue streams for us.

●	We recently released our new DVM-800 HD in-car video system, which provides the first full HD quality in-car video system available on the market. The DVM-800 HD is the new standard in high definition 1080p in-car video systems for law enforcement and is gaining the attention of our customers and potential customers because of its advanced features at an attractive price point.

●	During 2016 we filed patent infringement lawsuits against two competitors, Axon Enterprise, Inc. (formerly Taser International, Inc.) and Enforcement Video, LLC d/b/a as WatchGuard Video. We have alleged that these competitors are infringing on our patented “auto-activation” feature embodied in our VuLink product. We believe that our patented auto activation feature is becoming an industry standard required in a majority of competitive bids to supply body cameras to law enforcement customers. Law enforcement agencies across the country have recognized the ground-breaking nature of our “auto-activation” patents and are demanding this technology. We believe that Axon and WatchGuard have grown their market shares on the back of our innovations because they were unable to develop their own solutions. We will continue to aggressively pursue our claims that Axon and WatchGuard have willfully infringed our patents. Further, we believe that the outcome of this litigation will generally set the competitive landscape for body-worn cameras utilized by law enforcement agencies for the foreseeable future.

●	The Company reported an operating loss of ($1,802,213) for the three months ended March 31, 2017 compared with an operating loss of ($2,337,895) in the year-earlier quarter. On a sequential basis, our operating loss improved to ($1,802,213) in the first quarter 2017, compared with an operating loss of ($4,013,995) in the quarter ended December 31, 2016.

●	A net loss of ($2,032,955), or ($0.36) per share, was recorded in the three months ended March 31, 2017, compared with a net loss of ($2,313,125), or ($0.44) per share, in the three months ended March 31, 2016.

●	On a non-GAAP basis, the Company recorded an adjusted net loss of ($1,256,544), or ($0.22) per share, for the three months ended March 31, 2017 compared with a non-GAAP adjusted net loss of ($1,760,047), or ($0.34) per share in the year-earlier quarter.

Management Comments

“We are excited to report that first quarter revenues were up 19% from prior-year levels and 52% on a sequential basis,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally Inc. “We shipped more mirrors in first quarter 2017 than any quarter since 2010 and our service revenues were up 71% in the three months ended March 31, 2017 compared to year-earlier levels. Our strategy of expanding our recurring service-based revenue to help stabilize and grow our revenues on a quarterly basis is apparent in our first quarter 2017 results.”

“We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers and utilize our core technology of mobile audio/video recording equipment together with our cloud storage and archiving services. These new market channels do not effectively utilize the power of audio/video recordings, which could represent very large untapped addressable markets for our products and services. If successful, we believe that these new market channels could yield increased recurring service revenues for us in 2017 and beyond,” Mr. Ross continued. “We are promoting a new revenue model that bundles our product offerings, including the long-term lease of our body-worn and/or in-car audio/video hardware, together with a monthly subscription for our cloud storage, search and archiving services for the underlying audio and video material. We believe this revenue service model may appeal to our customers, in particular our commercial and other non-law enforcement customers because it reduces the capital outlay up front and eliminates repairs and maintenance in exchange for level monthly payments for the utilization of the equipment, data storage and management services.”

“We recently announced the launch of the DVM-800 HD in-car video system, which we believe will be disruptive in the market and will lead to an expansion of our overall market share in the law enforcement channel. The DVM-800 HD system provides full 1080P high definition video at a cost-effective price point, which we believe is a competitive market advantage for us.”

“Our international revenues decreased to $29,806 in first quarter 2017 compared to $313,729 during 2016. Our first quarter 2017 international revenues were disappointing after several positive quarters; however, the international sales cycle generally takes longer than domestic business and we have a number of bids outstanding to international customers.”

“We had approximately $6.8 million in net working capital available at March 31, 2017, including $3.4 million of accounts receivable and $9.7 million of inventory. We raised $4.0 million through the issuance of 8% Secured Convertible Debentures in December 2016. These mature in March 2018 unless converted by their holders at $5.00 per share before such date. The Debentures represent a current liability as of March 31, 2017. Our goal is to reduce inventory levels during 2017 to provide additional working capital and improve our operating results to generate the funds to retire the Debentures. We may also pursue the raise of additional capital if required,” concluded Ross.

First Quarter Operating Results

For the three months ended March 31, 2017, our total revenue increased by 19% to approximately $5.2 million, compared with revenue of approximately $4.4 million for the three months March 31, 2016. This increase was primarily due to the large commercial order received in the first quarter 2017 from AMR for DVM-250 event recorders with FleetVU and asset tracking service. The AMR contract was for 1,550 DVM-250 systems as well as FleetVU manager cloud storage and system implementation, most of which were delivered in first quarter 2017 and had a positive impact on revenues. International revenue decreased to $29,806 during first quarter 2017, versus $313,729 during first quarter 2016. Gross profit increased 23% to $2,276,849 for the three months ended March 31, 2017, versus $1,853,619 in 2016.

Our gross margin increase is commensurate with the 19% increase in revenues for the three months ended March 31, 2017 and the cost of sales as a percentage of revenues decreasing to 56% from 58% for the three months ended March 31, 2016. We expect that gross margins will continue to improve in 2017 because we believe we have corrected the quality control and other warranty related issues affecting our FirstVU HD product during recent quarters. Our goal is to improve our margins to 60% over the longer term based on the expected margins of our newer products, in particular the DVM-800, DVM-800 HD and FirstVU HD, as they continue to gain traction in the marketplace and we increase our commercial market penetration in 2017. In addition, as revenues from these products increase, we will seek to further improve our margins from them through economies of scale and more efficiently utilizing fixed manufacturing overhead components. We plan to continue our initiative on more efficient management of our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 3% to $4,079,062 in the three months ended March 31, 2017, versus $4,191,514 a year earlier.

We reported an operating loss of ($1,802,213) for the three months ended March 31, 2017, compared with an operating loss of ($2,337,895) in the previous year.

Interest income decreased to $5,061 in first quarter 2017, from $8,992 in 2016.

Non-cash charges totaled ($155,252) in first quarter 2017 compared with non-cash income of $16,533 in the year-earlier quarter. Such non-cash income (charges) reflect changes in the fair value of the secured convertible debentures and warrant derivatives. We elected to record the $4.0 million secured convertible debentures issued in December 2016 on their fair value basis and recorded a loss of $155,857 due to the change in their fair value as of March 31, 2017. Warrants to purchase 12,200 common shares remain unexercised at March 31, 2017 and 2016, which are treated as derivative liabilities, and we recorded income of $605 due to the change in their fair value as of March 31, 2017.

Interest expense totaled $80,551 in the three months ended March 31, 2017, compared to $755 in the three months ended March 31, 2016. We issued an aggregate of $4.0 million principal amount of secured convertible debentures on December 30, 2016 which bore interest at the rate of 8% per annum and remained outstanding at March 31, 2017. No similar interest bearing debt was outstanding during the 2016 period.

We reported a net loss of ($2,032,955), or ($0.36) per share, in the first quarter of 2017, compared with a prior-year net loss of ($2,313,125), or ($0.44) per share. No income tax provision or benefit was recorded in the first quarter of either 2017 or 2016.

We expect to continue to maintain a full valuation allowance on our deferred tax assets, including net operating loss carry forwards, until we determine that we can sustain a level of profitability that demonstrates our ability to realize such assets. During first quarter 2017, we increased our valuation reserve on deferred tax assets by approximately $715,000. As of March 31, 2017, we had approximately $41.7 million of net operating loss carryforwards and $2.0 million of research and development tax credit carryforwards available to offset future net taxable income.

On a non-GAAP basis, we reported an adjusted net loss (before depreciation, amortization, net interest expense, change in derivative liabilities, change in the fair value of secured convertible notes, secured convertible debentures issuance expense, and stock-based compensation), of ($1,256,544), or ($0.22) per share, for the quarter ended March 31, 2017, versus a non-GAAP adjusted net loss of ($1,760,047), or ($0.34) per diluted share, in the first quarter of 2016. (Non-GAAP adjusted net loss is described in greater detail in a table at the end of this press release).

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted EBITDA loss. Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) depreciation and amortization expense, (2) net interest expense, (3) share-based compensation expense, (4) changes in fair value of secured convertible notes payable, (5) secured convertible debentures issuance expense, (6) and changes in warrant derivative valuations.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Daylight Time (EDT) on Monday, May 15, 2017, to discuss its operating results for the first quarter 2017, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 18527706 a few minutes before 11:15 a.m. Eastern Standard Time on Monday, May 15, 2017.

A replay of the conference call will be available two hours after its completion, from May 15, 2017 until 11:59 p.m. on August 15, 2017 by dialing 855-859-2056 and entering the conference ID # 18527706.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. The Company is headquartered in Lenexa, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY.”

For additional news and information please visit www.digitalallyinc.com or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results, including to the extent necessary to retire the Secured Convertible Debentures; whether it will be able to raise capital, and do so on terms favorable to the Company, to retire such Debentures, if required; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins to targeted levels in 2017 and beyond; whether the Company will be able to continue to expand into non-law enforcement markets; whether the Company will be successful in increasing its recurring revenue; whether the Company has resolved its product quality issues; whether there will be commercial markets, domestically and internationally, for one or more of the Company’s newer products, and the degree to which the interest shown in its newer products, including the FirstVU HD, DVM-800 HD, VuLink, VuVault.net and FleetVU, will continue to translate into sales in future periods; whether the Company’s “auto-activation” technology is becoming a standard feature for agencies utilizing body-worn cameras; whether the Company will achieve positive outcomes in its litigation with various parties, including Axon Enterprise, Inc. (formerly Taser International), Utility Associates and WatchGuard; whether the USPTO rulings will curtail, eliminate or otherwise have an effect on the actions of Taser, Utility Associates and WatchGuard respecting the Company, its products and customers; whether the outstanding common stock purchase warrants will be exercised for cash; the Company’s ability to deliver its newer product offerings, including the FirstVU HD and DVM-800 HD, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the USPTO will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2016 and quarterly report on Form 10-Q for the three months ended March 31, 2017, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or
Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2017 AND DECEMBER 31, 2016

	(Unaudited)
	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$910,977	$3,883,124
Accounts receivable-trade, less allowance for doubtful accounts of $70,000 – 2017 and 2016	3,396,326	2,519,184
Accounts receivable-other	440,222	341,326
Inventories, net	9,707,396	9,586,311
Restricted cash	500,000	—
Prepaid expenses	666,668	402,158

Total current assets	15,621,589	16,732,103

Furniture, fixtures and equipment, net	779,731	873,902
Restricted cash	—	500,000
Intangible assets, net	474,561	467,176
Other assets	183,612	261,915

Total assets	$17,059,493	$18,835,096

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,225,216	$2,455,579
Accrued expenses	1,242,419	1,542,729
Derivative liabilities	32,471	33,076
Capital lease obligation-current	33,260	32,792
Deferred revenue-current	1,100,805	925,932
Secured convertible debentures, at fair value	4,155,857	—
Income taxes payable	6,592	7,048

Total current liabilities	8,796,620	4,997,156

Long-term liabilities:
Secured convertible debentures, at fair value	—	4,000,000
Capital lease obligation-less current portion	—	8,492
Deferred revenue-long term	2,152,523	2,073,176

Total liabilities	10,949,143	11,078,824

Commitments and contingencies

Stockholder’s Equity:
Common stock, $0.001 par value; 25,000,000 shares authorized; shares issued: 5,743,249 – 2017 and 5,552,449 – 2016	5,743	5,552
Additional paid in capital	59,952,130	59,565,288
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(51,690,297)	(49,657,342)

Total stockholders’ equity	6,110,350	7,756,272

Total liabilities and stockholders’ equity	$17,059,493	$18,835,096

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2017 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

MARCH 31, 2017 AND 2016
(Unaudited)

	Three Months ended March 31,
	2017	2016

Revenue:
Product	$4,684,655	$4,086,914
Service and other	545,205	318,029

Total revenue	5,229,860	4,404,943

Cost of revenue:
Product	2,774,037	2,426,045
Service and other	178,974	125,279

Total cost of revenue	2,953,011	2,551,324

Gross profit	2,276,849	1,853,619
Selling, general and administrative expenses:
Research and development	817,891	808,854
Selling, advertising and promotional	1,035,522	922,992
Stock-based compensation	387,033	425,830
General and administrative	1,838,616	2,033,838

Total selling, general and administrative expenses	4,079,062	4,191,514

Operating loss	(1,802,213)	(2,337,895)

Interest income	5,061	8,992
Change in warrant derivative liabilities	605	16,533
Change in fair value of secured convertible debentures	(155,857)	—
Interest expense	(80,551)	(755)

Loss before income tax (benefit)	(2,032,955)	(2,313,125)
Income tax (benefit)	—	—

Net loss	$(2,032,955)	$(2,313,125)

Net loss per share information:
Basic	$(0.36)	$(0.44)
Diluted	$(0.36)	$(0.44)

Weighted average shares outstanding:
Basic	5,632,077	5,246,148
Diluted	5,632,077	5,246,148

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2017 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET LOSS

FOR THE THREE MONTHS ENDED

MARCH 31, 2017 AND 2016

(Unaudited)

	Three Months Ended March 31,
	2017	2016

Net loss	$(2,032,955)	$(2,313,125)
Non-GAAP adjustments:
Stock-based compensation	387,033	425,830
Depreciation and amortization	158,636	152,018
Change in fair value of secured convertible notes payable	155,857	—
Change in warrant derivative liabilities	(605)	(16,533)
Interest (income) expense, net	75,490	(8,237)

Total Non-GAAP adjustments	776,411	553,078

Non-GAAP adjusted net loss	$(1,256,544)	$(1,760,047)

Non-GAAP adjusted net loss per share information:
Basic	$(0.22)	$(0.34)
Diluted	$(0.22)	$(0.34)

GAAP basis net loss per share information:
Basic	$(0.36)	$(0.44)
Diluted	$(0.36)	$(0.44)

Weighted average shares outstanding:
Basic	5,632,077	5,246,148
Diluted	5,632,077	5,246,148

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2017 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(Unaudited)

	2017	2016

Cash Flows from Operating Activities:
Net loss	$(2,032,955)	$(2,313,125)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	158,636	152,018
Change in derivative liabilities	(605)	(16,533)
Change in fair value of secured convertible debentures	155,857	—
Stock based compensation	387,033	425,830
Provision for inventory obsolescence	319,364	137,989
Provision for doubtful accounts receivable	—	(7,221)

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	(877,142)	488,702
Accounts receivable - other	(98,896)	(932)
Inventories	(440,449)	215,650
Prepaid expenses	(264,510)	(293,077)
Other assets	78,303	35,123
Increase (decrease) in:
Accounts payable	(230,363)	48,677
Accrued expenses	(300,310)	49,866
Income taxes payable	(456)	(4,450)
Deferred revenue	254,220	120,849

Net cash used in operating activities	(2,892,273)	(960,634)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(32,625)	(46,690)
Additions to intangible assets	(39,225)	(26,072)

Net cash used in investing activities	(71,850)	(72,762)
Cash Flows from Financing Activities:
Principal payments on capital lease obligation	(8,024)	(9,866)

Net cash used in financing activities	(8,024)	(9,866)

Net decrease in cash and cash equivalents	(2,972,147)	(1,043,262)
Cash and cash equivalents, beginning of period	3,883,124	6,924,079

Cash and cash equivalents, end of period	$910,977	$5,880,817

Supplemental disclosures of cash flow information:
Cash payments for interest	$551	$755

Cash payments for income taxes	$456	$4,450

Supplemental disclosures of non-cash investing and financing activities:

Restricted common stock grant	$200	$70

Restricted common stock forfeitures	$9	$—

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2017 FILED WITH THE SEC)